Merrill Lynch Senior Floating Rate Fund, Inc.

File No. 811-5850

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Paul Travers, Portfolio Manager to the Issuer, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on his behalf on June 10, 2000; however, a late filing was executed on December 11, 2000.

Mr. Gilles Marchand, Vice President and Portfolio Manager to the Issuer, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on his behalf on November 10, 2000; however, a late filing was executed on November 17, 2000.

Mr. Richard Kilbride, Vice President and Portfolio Manager to the Issuer, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on his behalf on November 10, 2000; however, a late filing was executed on November 17, 2000.